Exhibit 4.19

RIDER NO. 2 TO THE P30 CDISCOUNT PICK-UP POINT CONTRACT

The company CDISCOUNT, a Limited Company with capital of €5,162,154.62, the head offices of which are located at 120-126 Quai de Bacalan, 33000 Bordeaux, registered in the Business and Companies Registry of Bordeaux under number 424 059 822,

Represented by Mr. Emmanuel GRENIER, CEO, duly authorized for the purposes of this document,

Hereinafter known as “CDISCOUNT”,

Party of the first part,

AND

The company DISTRIBUTION CASINO FRANCE, Société par Actions Simplifiée (a simplified joint-stock company) with capital of €106,758,801, the head offices of which are located at 1 Esplanade de France, 42000 Saint-Etienne, registered in the Business and Companies Registry of Saint-Etienne under number 428 268 023,

Represented by Mr. Gérard WALTER, duly authorized for the purposes of this document,

Hereinafter known as “DCF”,

Party of the second part,

with CDISCOUNT and DCF hereinafter known as the “Party” or “Parties”.

WHEREAS:

The Parties have signed a “P30 CDISCOUNT PICK-UP POINT CONTRACT”, effective since January 1, 2009, according to which DCF provides the service known as a “Withdrawal Point” on behalf of CDISCOUNT for the customers of the latter in its stores.

The Parties have extended the duration of this 10-year contract via Rider No. 1, effective since June 1, 2014.

The Contract and Rider No. 1 will hereinafter together be known as the “Contract”.

Because the parties decided to make changes to the price of the services provided by DCF to CDISCOUNT, considering market conditions, the Parties have agreed to sign this Rider No. 2.

HAVING STATED THE AFOREMENTIONED, THE FOLLOWING CLAUSES WERE AGREED TO:

ARTICLE 1.

Article 7.1 “Price” of the Contract is being removed and replaced by Article 7.1 “Price” as follows:

“CDISCOUNT pays DCF eight euros and fifty cents excluding taxes (€8.50 excluding taxes) for each package received by each Store and correctly reported in the computer applications for tracking packages.

This amount constitutes a lump sum payment that is complete and final: it covers all of the services provided by DCF and its stores pursuant to the Contract. No additional payment will be paid by CDISCOUNT.”

ARTICLE 2.

This rider is retroactively effective to January 1, 2014.

The other provisions of the Contract, which have not been amended by this Rider No. 2, remain in effect and fully applicable.

As a consequence of the provisions of this rider, the Parties will make the necessary financial and accounting adjustments.

Signed in Bordeaux, December 19, 2014, with 2 copies.

For CDISCOUNT	For DISTRIBUTION CASINO FRANCE

Emmanuel GRENIER, CEO	Gérard WALTER, CEO

/s/ Emmanuel Grenier	/s/ Gérard Walter